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
-------                                                                                           -----------------------------
FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION                             OMB APPROVAL
-------                                           Washington D.C.  20549                          -----------------------------
                                                                                                  OMB Number          3235-0287
[ ] Check this box if                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Expires:     January 31, 2005
    no longer Subject                                                                             Estimated average burden
    to Section 16.      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   hours per response........0.5
    Form 4 or Form 5      Section 17(a) of the Public Utility Holding Company Act of 1935 or      -----------------------------
    obligations may               Section 30(f) of the Investment Company Act 1940
    Continue. See
    Instructions 1(b)
- --------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
| Sicard           Michael        J      |  WILLIS GROUP HOLDINGS LIMITED: WSH         |                                       |
|----------------------------------------|---------------------------------------------| ___ Director       ___ 10% Owner      |
|   (Last)        (First)        (MI)    |3.IRS Number of       |4.Statement for Month/|                                       |
|                                        |  Reporting Person    |  Year                | _X_ Officer (give  ___ Other          |
| c/o Willis Group Holdings Limited      |  (Voluntary)         |                      |       title below)     (Specify below)|
| 10 Trinity Square                      |                      |   03.24.03           |Chief Operating Officer,               |
|----------------------------------------|                      |                      |Willis North America                   |
|          (Street)                      |                      |----------------------|---------------------------------------|
|                                        |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
| London             England   EC3P 3AX  |                      |                      | _X_ Form filed by One Reporting Person|
|----------------------------------------|                      |                      |                                       |
|  (City)            (State)     (Zip)   |                      |                      | ___ Form filed by More than one       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|                                                                                                                              |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security|2. Transac-    |2A.         |3.Trans.    |4.Security Acquired (A) |5.Amount of    |6.        |7.Nature of |
|  (Instr. 3)       |   tion Date   |Deemed      |  Code      |  or Disposed of (D)    |  Securities   |Ownership |  Indirect  |
|                   |   (Mon/Day/Yr)|Execution   |  (Instr. 8)|  (Instr. 3, 4 & 5)     |  Beneficially |Form:     |  Beneficial|
|                   |               |Date, if    |            |                        |  Owned        |Direct (D)|  Ownership |
|                   |               |Any         |            |                        |  Following    |or        |  (Instr. 4)|
|                   |               |(Month/Day/ |  Code | V  | Amount|(A)or|  Price   | Reported Tran-|Indirect  |            |
|                   |               |Year)       |       |    |       |(D)  |          | saction(s)    |(I)       |            |
|                   |               |            |       |    |       |     |          |(Instr. 3&4)   |(Instr. 4)|            |
|------------------------------------------------|--------------------|----------------|---------------|----------|------------|
|COMMON STOCK       | 03.21.03      |            |   X   |    |66,000 |  A  | GBP 2.00 |   98,601      |   D      |            |
|------------------------------------------------|--------------------|----------------|---------------|----------|------------|
|COMMON STOCK       | 03.24.03      |            |   S   |    |25,000 |  D  | $27.6327 |   73,601      |   D      |            |
|                   |               |            |       |    |(1)    |     |          |               |          |            |
|------------------------------------------------|--------------------|-----|----------|---------------|----------|------------|
|                   |               |            |       |    |       |     |          |               |          |            |
|------------------------------------------------|--------------------|-----|----------|---------------|----------|------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible securities)
----------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.     |4.Trans- |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10.  |11.Nature |
|Derivative|sion or  |Trans  |action   |  Derivative     |Exercisable|  of Underlying      |Derivative|  of      |Own. |   of     |
|Security  |Exercise |Date   |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form | Indirect |
|(Instr. 3)|Price of |(Mon/  |(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of   |Beneficial|
|          |Deriva-  |Day/   |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri |Ownership |
|          |tive     |Year)  |         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec. |(Instr. 4)|
|          |Security |       |         |                 | Year)     |                     |          |Owned     |Dir. |          |
|          |         |       |         |                 |-----------|---------------------|          |Following |(D)  |          |
|          |         |       |         |                 |     |     |          |Amount or |          |Reported  |or   |          |
|          |         |       |---------|-----------------|Date |Exp. |  Title   |Number of |          |Transact- |Ind. |          |
|          |         |       |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |ion(s)    |(I)  |          |
|          |         |       |    |    |        |        |     |     |          |          |          |(Instr.4) |Ins.4|          |
|----------|---------|-------|----|----|--------|--------|-----|-----|----------|----------|----------|----------|-----|----------|
|COMMON    |GBP 2.00 |3.21.03| X  |    |        | 66,000 |     |     |          |          |          | 54,000   |  I  | Right to |
|STOCK     |         |       |    |    |        |        |     |     |          |          |          |          |     | Buy      |
|----------|---------|-------|----|----|--------|--------|-----|-----|----------|----------|----------|----------|-----|----------|
|          |         |       |    |    |        |        |     |     |          |          |          |          |     |          |
|          |         |       |    |    |        |        |     |     |          |          |          |          |     |          |
|----------|---------|-------|----|----|--------|--------|-----|-----|----------|----------|----------|----------|-----|----------|
|          |         |       |    |    |        |        |     |     |          |          |          |          |     |          |
|          |         |       |    |    |        |        |     |     |          |          |          |          |     |          |
|----------|---------|-------|----|----|--------|--------|-----|-----|----------|----------|----------|----------|-----|----------|
|          |         |       |    |    |        |        |     |     |          |          |          |          |     |          |
|          |         |       |    |    |        |        |     |     |          |          |          |          |     |          |
|----------|---------|-------|----|----|--------|--------|-----|-----|----------|----------|----------|----------|-----|----------|

Explanation of Responses:

(1) Sale of shares to cover applicable taxes on exercise of option


                          /s/ WILLIAM P. BOWDEN Jr.              25 March 2003
                          -------------------------------        -------------
                          **Signature of Reporting Person            Date
                          William P. Bowden Jr., as
                          attorney-in-fact for Michael J. Sicard


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.